UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 13, 2008

NORTHERN OIL AND GAS, INC.
(Name of small business issuer in its charter)

Nevada	000-33999	95-3848122
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

315 Manitoba Avenue – Suite 200 Wayzata, Minnesota	55391
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (952) 476-9800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 - REGISTRANTS BUSINESS AND OPERATIONS

Item 1.01 – Entry into a Material Definitive Agreement.

On June 13, 2008, Northern Oil and Gas, Inc., a Nevada corporation (the “Company”), entered into a lease purchase agreement (the “Agreement”) with Woodstone Resources, L.L.C. (“Woodstone”) pursuant to which Woodstone agreed to sell and the Company agreed to purchase Woodstone’s right, title and interest in, to and under certain oil, gas and mineral leases covering approximately 42,277 gross and 23,210  net acres that Woodstone has acquired or will acquire located in certain referenced townships and ranges in Dunn County, North Dakota.  The acquisition brings the Company’s leasehold assets in the Bakken formation to approximately 60,000 acres.

The Company agreed to purchase the leases for an aggregate consideration of $9,284,000.  The Company paid $1.5 million of the purchase price at the time it entered into the Agreement, with the remainder of the purchase price payable upon closing of the lease acquisitions on or before July 10, 2008.  The actual net acreage acquired by the Company, and the aggregate consideration paid by the Company for such acreage, is subject to adjustment in the event of any issues concerning title to the leases.  Woodstone will reserve an overriding royalty equal to the difference between all existing lease burdens of record on June 11, 2008 and 20% on each lease, thereby delivering to the Company a net revenue interest of 80% on each lease.

The Company also agreed to purchase from Woodstone up to an additional 5,000 net acres in the referenced townships and ranges in Dunn County, North Dakota on similar financial terms in the event Woodstone successfully acquires additional acreage within ninety days of the closing of the primary acquisition set forth in the Agreement.

A copy of the press release which the Company issued in connection with this letter agreement is attached as Exhibit 99.1 and the Agreement is included as Exhibit 10.1.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 – Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description
10.1	Lease Purchase Agreement By and Between Northern Oil and Gas, Inc. and Woodstone Resources, L.L.C.
99.1	Press Release dated June 17, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHERN OIL AND GAS, INC.

Date:  June 13, 2008                                                                           By /s/ Michael L. Reger
       Michael L. Reger, Chief Executive Officer